Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES SECOND

QUARTER 2008 RESULTS AND INTRODUCES

THIRD QUARTER 2008 GUIDANCE

FOOTHILL RANCH, CA—(BUSINESS WIRE)—August 21, 2008—The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its fiscal second quarter ended August 2, 2008, and introduced guidance for its fiscal third quarter.

For the second quarter:

•	Net sales for the 13-week period ended August 2, 2008, were $149.1 million compared to net sales of $143.3 million for the 13-week period ended August 4, 2007.

•	Consolidated comparable store sales declined 4.4%. Comparable store sales for Wet Seal declined 1.8% and for Arden B declined 13.8%.

•	Operating income was $11.8 million, or 7.9% of net sales, compared to $5.8 million, or 4.0% of net sales, in the second quarter of fiscal 2007, an increase of 104% year over year.

•	The current year second quarter included new store pre-opening expenses of $0.1 million versus $0.7 million in the prior year second quarter.

•

The current year second quarter included $1.9 million in non-cash interest charges associated with a June 2008 conversion of $3.4 million of the Company’s Secured Convertible Notes into Class A common stock.

•

Net income in the current year second quarter was $10.1 million, or $0.10 per diluted share, as compared to net income of $6.8 million, or $0.07 per diluted share, in the prior year second quarter. Excluding the effect of the $1.9 million in non-cash interest charges noted above, net income in the current year second quarter was $12.0 million, or $0.12 per diluted share.

•

The second quarter earnings per diluted share of $0.10, or $0.12 before the effect of the non-cash interest charges, exceeded the Company’s previously announced guidance for the quarter of between $0.07 and $0.09 per diluted share, or between $0.09 and $0.11 per diluted share before the effect of the non-cash interest charges.

Ed Thomas, chief executive officer, commented, “We were pleased with our second quarter financial results, which are significantly improved over the prior year in spite of an increasingly difficult retail environment. Through our ongoing cost and inventory management initiatives, we generated an operating margin of nearly 8% of net sales, with operating income improvements in both our Wet Seal and Arden B business segments. In spite of continued comparable store sales challenges at Arden B during its merchandising turnaround, its infrastructure downsizing earlier this year and cautious inventory management efforts during the remerchandising have reversed an operating loss to operating income, prior to corporate cost allocations, in the second quarter and for the first half of fiscal 2008 in that segment.”

Mr. Thomas continued, “With many economic factors continuing to pressure the consumer as we entered the back to school selling season, we are staying the course with highly disciplined cost and inventory management under the assumption that the retail environment will remain challenging at least through year-end. At the same time, we will continue to phase in merchandise mix changes at Arden B through mid-September and remain focused on efforts to drive sales productivity improvements in both divisions.”

The Company generated cash flows from operations of $13.1 million during the second quarter of fiscal 2008 and ended the quarter with $123.6 million of cash and cash equivalents and $2.4 million of long-term debt, comprised of convertible notes, net of discount. As of the end of the prior year second quarter, the Company had cash, cash equivalents and marketable securities of $93.4 million and long-term debt, comprised of convertible notes, net of discount, of $3.1 million.

The Company ended the second quarter with inventories of $44.6 million, representing a 12.5% decrease in inventory per square foot versus the end of the prior year second quarter.

First Six Months Financial Results

Net sales for the 26 weeks ended August 2, 2008, were $291.5 million compared to net sales of $281.3 million for the 26 weeks ended August 4, 2007. Comparable store sales for the 26 weeks ended August 2, 2008 declined 5.9%, comprised of a 2.5% decline at Wet Seal and a 17.8% decline at Arden B.

Net income for the 26 weeks ended August 2, 2008 was $19.1 million, or $0.19 per diluted share. These results compare to net income of $14.3 million, or $0.14 per diluted share, for the 26 weeks ended August 4, 2007. The current year results included $1.9 million in non-cash interest charges associated with a June 2008 conversion of $3.4 million of the Company’s Secured Convertible Notes into Class A common stock. Excluding the effect of these non-cash interest charges, net income for the 26 weeks ended August 2, 2008 was $21.0 million, or $0.21 per diluted share.

Cash flows from operations for the 26 weeks ended August 2, 2008 was $26.1 million compared to cash flows from operations of $22.0 million for the 26 weeks ended August 4, 2007.

Store Openings

The Company opened one net new store during the second quarter. At August 2, 2008, the Company operated 497 stores in 47 states, the District of Columbia and Puerto Rico, including 404 Wet Seal stores and 93 Arden B stores.

Capital Expenditures and Depreciation

During the second quarter, the Company incurred capital expenditures of $6.1 million of which $5.0 million was for construction of new stores and remodels of existing stores. The Company recognized tenant improvement allowances in the second quarter of fiscal 2008 of $1.1 million associated primarily with new store construction, resulting in net capital expenditures for the quarter of $5.0 million.

Depreciation in the second quarter totaled $3.6 million as compared to $3.4 million in the second quarter of 2007.

Capital Transactions

During the second quarter, investors exercised warrants that resulted in issuance of 1,545,720 shares of the Company’s Class A common stock, generating approximately $5.6 million in proceeds to the Company. As of August 2, 2008, warrants exercisable into approximately 11.1 million shares of the Company’s Class A common stock remain outstanding. Exercise of all remaining outstanding warrants via cash payment by the warrant holders would result in proceeds to the Company of $40.3 million.

The Company did not repurchase shares during the second quarter and does not have an existing share repurchase program.

Income Taxes

The Company began fiscal 2008 with approximately $138 million of federal net operating loss carry forwards available to offset taxable income in fiscal 2008 and thereafter, subject to certain annual limitations. The Company believes net operating loss carry forwards available will be sufficient to offset all federal regular taxable income in fiscal 2008. Accordingly, the Company forecasts an effective income tax rate of 1.8% in fiscal 2008 related to a limited portion of federal alternative minimum taxes that cannot be offset by net operating loss carry forwards, as well as certain state income taxes.

Currently, the Company maintains a 100% valuation allowance against its net deferred income tax assets, which are comprised primarily of net operating loss carryforwards. As of August 2, 2008, evidence does not support realization of these net deferred income tax assets. However, going forward, as the Company continues to evaluate available evidence, it is possible that some or all of the Company’s deferred income tax assets may be deemed realizable and, accordingly, the valuation allowance recorded against those deferred income tax assets, which the Company currently estimates will be in excess of $70 million by the end of the current fiscal year, may be reversed at or before the end of the current fiscal year. If such valuation allowance is reversed, the Company would record an immediate benefit to income taxes in the amount of the reversal and, prospectively, would report an effective income tax rate much closer to statutory rates, which the Company estimates to be in the range of 38% to 40%. However, this would not change the Company’s expectations that it will not incur significant cash income tax payments in fiscal 2008 or fiscal 2009 as it continues to utilize available net operating loss carryforwards.

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures

Included within this press release are references to net income and earnings per diluted share before certain charges, which are measures not in compliance with accounting principles generally accepted in the United States of America, or “non-GAAP financial measures.” The following is a reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures for the 13-week and 26-week periods ended August 2, 2008 (in millions, except for earnings per diluted share):

	13 Weeks Ended August 2, 2008		26 Weeks Ended August 2, 2008
	Net Income	Earnings Per Diluted Share	Net Income	Earnings Per Diluted Share
Financial measure before certain charges (non-GAAP)	$12.0	$0.12	$21.0	$0.21
Charges:
Non-cash interest expense upon conversion of notes	-1.9	-0.02	-1.9	-0.02

GAAP financial measure	$10.1	$0.10	$19.1	$0.19

The complexity and volatility of the accounting and financial reporting for the Company’s Secured Convertible Notes has been a major focus of the Company’s management and investors. To help investors better understand the complexity of the accounting for the Notes, the Company provided significant disclosure in its Annual Report on Form 10-K for the fiscal year ended February 2, 2008. Management occasionally presents certain historic financial information that excludes the non-cash charges for the ratable write-off of unamortized debt discounts, deferred financing costs and accrued interest when notes are converted. Given the unique nature of these charges and their volatility, management believes that presenting financial information without these charges helps investors better understand the Company’s current operating performance. Management believes the magnitude of the charges when conversions occur can impact investors’ understanding of the Company’s business results in such periods. Explicit disclosure of these impacts provides meaningful information to investors.

Third Quarter Fiscal 2008 Guidance

For the third quarter of fiscal 2008, based on current market conditions, earnings are estimated in the range of $0.05 to $0.07 per diluted share. The guidance is based on the following major assumptions:

Net sales between $144.5 million and $149.1 million versus $150.3 million in the prior year third quarter.

Comparable store sales decline between 6% and 9% versus a 3.4% decline in the prior year third quarter.

Three net new store openings, with five net openings at Wet Seal and two net closings at Arden B. In the prior year third quarter, the Company opened 32 net new stores.

Pre-opening expenses of $0.2 million versus $1.2 million in the prior year third quarter.

Gross margin rate between 30.6% and 31.9% of net sales versus 28.6% in the prior year third quarter, with the increase driven mainly by an improvement in merchandise margin resulting from more conservative inventory management, partially offset by a deleveraging effect on occupancy costs due to the forecasted comparable store sales decline.

SG&A expense between 27.2% and 27.4% of net sales versus 30.6% in the prior year third quarter.

Operating income between $4.6 million and $7.0 million versus an operating loss of $4.4 million in the prior year third quarter.

Interest income of $0.5 million versus $1.0 million in the prior year third quarter.

Income tax expense of $0.1 million versus an income tax benefit of $0.1 million in the prior year third quarter.

Weighted average shares outstanding of 101 million. A change in the Company’s stock price can cause the weighted average share count to change significantly.

For all of fiscal 2008, the Company now expects a nominal increase in net new stores, with approximately 16 planned openings at Wet Seal offset by 5 closings at Wet Seal and 10 closings at Arden B primarily as leases expire. The number of net new store openings can fluctuate depending on the outcome of several store lease negotiations still in process. The Company forecasts fiscal 2008 capital expenditures, net of approximately $3 million in tenant improvement allowances, will be between $21 million and $22 million, of which $17 million will be for construction of new stores or remodeling of existing stores upon lease renewals and/or store relocations.

Conference Call

The Company will host a conference call and question and answer session for its fiscal second quarter today at 1:30 p.m. Pacific Daylight Time. To listen to the conference call, please dial (888) 244-2414 and provide ID # 9473464. A broadcast of the call can be accessed on the Company’s website at www.wetsealinc.com. A replay of the call will be available through August 28, 2008. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

About The Wet Seal Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of August 2, 2008, the Company operated a total of 497 stores in 47 states, the District of Columbia and Puerto Rico, including 404 Wet Seal stores and 93 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for its third quarter, anticipated store openings and closing, capital expenditures and other forecasts for the full year of fiscal 2008, expectations regarding its deferred income tax valuation allowance and future effective income tax rates and planned improvements of the Company’s Arden B division merchandise mix, as well as the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

The Wet Seal, Inc.

Summary Condensed Consolidated Balance Sheets

(000’s Omitted)

(Unaudited)

	August 2, 2008	February 2, 2008	August 4, 2007
ASSETS
Cash and cash equivalents	$123,570	$100,618	$43,049
Marketable securities	—	—	$50,350
Income taxes receivable	167	167	48
Other receivables	1,833	5,715	3,878
Merchandise inventories	44,551	31,590	46,736
Prepaid expenses	11,033	10,991	9,908

Total current assets	181,154	149,081	153,969
Net equipment and leasehold improvements	74,064	72,881	64,834
Deferred financing costs	223	412	484
Other assets	1,628	1,702	1,665
Goodwill	—	—	3,496

Total assets	$257,069	$224,076	$224,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable - merchandise	$16,915	$9,474	$17,892
Accounts payable - other	12,165	10,197	15,730
Income taxes payable	125	—	261
Accrued liabilities	30,119	34,445	37,513
Current portion of deferred rent	4,056	4,729	4,053

Total current liabilities	63,380	58,845	75,449
Secured convertible notes	2,366	3,583	3,132
Deferred rent	29,938	29,686	25,600
Other long-term liabilities	1,826	1,956	1,927

Total liabilities	97,510	94,070	106,108
Convertible preferred stock	2,167	2,167	2,167
Total stockholders’ equity	157,392	127,839	116,173

Total liabilities and stockholders’ equity	$257,069	$224,076	$224,448

The Wet Seal, Inc.

Condensed Consolidated Statements of Operations

(000’s Omitted, Except Share Data)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007
Net sales	$149,060	$143,314	$291,450	$281,334
Gross margin	52,026	49,782	98,726	98,042
Selling, general & administrative expenses	39,911	43,843	77,902	85,420
Asset impairment	303	144	303	246

Operating income	11,812	5,795	20,521	12,376
Interest (expense) income, net	(1,487)	1,179	(1,095)	2,411

Income before provision for income taxes	10,325	6,974	19,426	14,787
Provision for income taxes	177	210	350	444

Net income	$10,148	$6,764	$19,076	$14,343

Weighted average shares, basic	92,339,436	91,919,740	91,506,480	92,268,700
Basic EPS	$0.10	$0.07	$0.20	$0.15
Weighted average shares, diluted	100,586,902	103,499,780	98,775,506	104,397,325
Diluted EPS	$0.10	$0.07	$0.19	$0.14

Segment Reporting

(Unaudited)

The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined by Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” E-commerce operations for Wet Seal and Arden B are included in their respective operating segments.

Thirteen Weeks Ended August 2, 2008	Wet Seal	Arden B	Corporate	Total
(dollars, except sales per square foot, and square footage in thousands)
Net sales	$121,686	$27,374	n/a	$149,060
% of total sales	82%	18%	n/a	100%
Comparable store sales % decrease	(1.8)%	(13.8)%	n/a	(4.4)%
Operating income (loss)	$18,114	$986	$(7,288)	$11,812
Interest expense, net	$—	$—	$(1,487)	$(1,487)
Income (loss) before provision for income taxes	$18,114	$986	$(8,775)	$10,325
Depreciation	$2,579	$798	$247	$3,624
Number of stores as of quarter end	404	93	n/a	497
Sales per square foot	$73	$87	n/a	$75
Square footage as of quarter end	1,589	288	n/a	1,877

Thirteen Weeks Ended August 4, 2007	Wet Seal	Arden B	Corporate	Total
(dollars, except sales per square foot, and square footage in thousands)
Net sales	$112,404	$30,910	n/a	$143,314
% of total sales	78%	22%	n/a	100%
Comparable store sales % decrease	(0.2)%	(6.5)%	n/a	(1.7)%
Operating income (loss)	$15,320	$(1,217)	$(8,308)	$5,795
Interest income, net	$—	$—	$1,179	$1,179
Income (loss) before provision for income taxes	$15,320	$(1,217)	$(7,129)	$6,974
Depreciation	$2,042	$855	$485	$3,382
Number of stores as of quarter end	366	92	n/a	458
Sales per square foot	$77	$99	n/a	$81
Square footage as of quarter end	1,431	291	n/a	1,722

Twenty-Six Weeks Ended August 2, 2008	Wet Seal	Arden B	Corporate	Total
(dollars, except sales per square foot, and square footage in thousands)
Net sales	$237,877	$53,573	n/a	$291,450
% of total sales	82%	18%	n/a	100%
Comparable store sales % decrease	(2.5)%	(17.8)%	n/a	(5.9)%
Operating income (loss)	$35,173	$145	$(14,797)	$20,521
Interest expense, net	$—	$—	$(1,095)	$(1,095)
Income (loss) before provision for income taxes	$35,173	$145	$(15,892)	$19,426
Depreciation	$5,073	$1,580	$538	$7,191
Number of stores as of period end	404	93	n/a	497
Sales per square foot	$143	$170	n/a	$147
Square footage as of period end	1,589	288	n/a	1,877

Twenty-Six Weeks Ended August 4, 2007	Wet Seal	Arden B	Corporate	Total
(dollars, except sales per square foot, and square footage in thousands)
Net sales	$217,503	$63,831	n/a	$281,334
% of total sales	77%	23%	n/a	100%
Comparable store sales % increase (decrease)	1.7%	(3.5)%	n/a	0.5%
Operating income (loss)	$31,004	$(1,872)	$(16,756)	$12,376
Interest income, net	$—	$—	$2,411	$2,411
Income (loss) before provision for income taxes	$31,004	$(1,872)	$(14,345)	$14,787
Depreciation	$3,857	$1,702	$951	$6,510
Number of stores as of period end	366	92	n/a	458
Sales per square foot	$152	$204	n/a	$161
Square footage as of period end	1,431	291	n/a	1,722

In the tables above, Wet Seal and Arden B reportable segments include net sales generated from their respective stores and e-commerce operations. The “Corporate” column is presented solely to allow for reconciliation of store contribution amounts to consolidated operating income, interest (expense) income, net, and income before provision for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.